                                                                EXHIBIT 1(b)(22)

                 NORTH AMERICAN FUNDS VARIABLE PRODUCT SERIES II

                           CERTIFICATE OF DESIGNATION

The Undersigned, being the Secretary of North American Funds Variable Product Series II, a Delaware business trust (the "Trust"), pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Trust's Agreement and Declaration of Trust ("Declaration"), and by the affirmative vote of a Majority of the Trustees does hereby establish and designate the Series to be re-named as shown below:

         Former Name:                                         New Name:
         ------------                                         ---------
American General International Growth Fund           North American International Growth Fund
American General Large Cap Growth Fund               North American-Goldman Sachs Large Cap Growth Fund
American General Large Cap Value Fund                North American-State Street Large Cap Value Fund
American General Mid Cap Growth Fund                 North American-INVESCO MidCap Growth Fund
American General Mid Cap Value Fund                  North American-Neuberger Berman MidCap Value Fund
American General Small Cap Growth Fund               North American-J.P. Morgan Small Cap Growth Fund
American General Small Cap Value Fund                North American Small Cap Value Fund
American General Socially Responsible Fund           North American-AG Socially Responsible Fund
American General Core Bond Fund                      North American-AG Core Bond Fund
American General High Yield Bond Fund                North American-AG High Yield Bond Fund
American General Strategic Bond Fund                 North-American-AG Strategic Bond Fund
American General Conservative Growth                 North American-AG Conservative Growth Lifestyle Fund
         Lifestyle Fund
American General Growth Lifestyle Fund               North American-AG Aggressive Growth Lifestyle Fund
American General Moderate Growth                     North American-AG Moderate Growth Lifestyle Fund
         Lifestyle Fund
American General Money Market Fund                   North American-AG 2 Money Market Fund

Each of the Series shall have the following rights, preferences and characteristics:

1. Shares. The beneficial interest in the Fund shall be divided into Shares having a nominal or par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund. The Trustees shall have the authority from time to time to authorize separate Series of Shares for the Trust as they deem necessary or desirable.

2. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust or with respect to any Class of Shares set forth in the Declaration shall apply to Shares of the Fund unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall be govern.

3. Amendments etc. Subject to the provisions and limitations of Section 9.5 of the Declaration and applicable law, this certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an Officer of the Trust pursuant to the vote of a majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote or, if such amendment affects the Shares of one or more but not all of the Classes of the Fund, the holders of a majority of all the Shares of the affected Classes outstanding and entitled to vote.

4. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.

September 25, 2000

/s/ Nori L. Gabert

Nori L. Gabert,
Secretary